EXHIBIT 10.3

MSC INDUSTRIAL DIRECT CO., INC.

EXECUTIVE INCENTIVE COMPENSATION RECOUPMENT POLICY
(Adopted October 13, 2009)

I.	INTRODUCTION

The Board of Directors of MSC Industrial Direct Co., Inc. (the “Company”) has determined that it is in the best interests of the Company to adopt a policy (the “Policy”) providing for the Company’s recoupment of certain incentive compensation paid to senior executives under certain circumstances.  In cases of a significant financial statement restatement, the Board may determine to recoup incentive compensation which was paid or vested based upon the achievement of certain financial results to the extent that the amount of such compensation would have been lower if the financial results had been properly reported.  In cases of a significant financial restatement where a senior executive’s misconduct has caused or partially caused the restatement, the Board may determine to recoup all such incentive compensation and the benefits and proceeds of all equity-based compensation from such senior executive.  The Board also has determined that it is in the best interests of the Company to provide for the cancellation and/or recoupment of equity awards and/or gains realized from the exercise of stock options where a senior executive violates certain restrictive covenants following the termination of the senior executive's employment.

II.	EFFECTIVE DATE

This Policy shall apply to all Incentive Compensation paid or awarded on or after the adoption of this Policy.

III.	DEFINITIONS

For purposes of this Policy, the following terms shall have the meanings set forth below:

“Senior Executives” shall mean executive officers designated by the Board as officers for purposes of Section 16 (“Section 16 Officers”) of the Securities Exchange Act of 1934, as amended, as well as the Company’s corporate controller.

“Incentive Compensation” shall mean bonuses or awards under the Company’s Annual Incentive Compensation Plan for Executives or grants and awards under the Company’s 2005 Omnibus Equity Plan, as well as under any successor plans.

“Misconduct” shall mean a knowing violation of SEC rules and regulations or Company policy.  Determinations of Misconduct for purposes of this Policy shall be made by the Board in its sole and absolute discretion (or, if the Board has delegated such authority to the Compensation Committee, by the Compensation Committee in its sole and absolute discretion) independently of, and the Board (or the Compensation Committee) shall not be bound by determinations by management that a Senior Executive has or has not met any particular standard of conduct under law or Company policy.

IV.	RECOUPMENT OF INCENTIVE COMPENSATION

In the event of a significant restatement of financial results, other than as a result of a change in accounting principles (a “Restatement”), the Board will review all Incentive Compensation paid (or, in the case of equity-based compensation, which vested) to Senior Executives on the basis of having met or exceeded specific performance targets for performance periods during the Restatement period.  To the extent permitted by applicable law, the Board will seek to recoup Incentive Compensation, in all appropriate cases (taking into account all relevant factors, including whether the assertion of a recoupment claim may prejudice the interests of the Company in any related proceeding or investigation), paid (or in the case of equity-based compensation, which vested) to any Senior Executive on or after the Effective Date of this Policy, if and to the extent that (i) the amount (or vesting) of Incentive Compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a Restatement, and (ii) the amount (or vesting) of Incentive Compensation that would have been paid (or, in the case of equity-based compensation, vested) to the Senior Executive had the financial results been properly reported would have been lower than the amount actually paid (or, in the case of equity-based compensation, vested).

V.	RECOUPMENT OF INCENTIVE COMPENSATION IN CASES OF MISCONDUCT

In addition to the recoupment provided under Section IV (but without duplication), in the event of a Restatement where a Senior Executive engaged in Misconduct that caused or partially caused the need for the Restatement, the Board will seek to require any or all of the following actions in all appropriate cases (taking into account all relevant factors, including whether the assertion of a recoupment claim may prejudice the interests of the Company in any related proceeding or investigation) to the extent the Board deems appropriate with respect to Incentive Compensation paid or awarded to such Senior Executive on or after the Effective Date: (i) repayment by the Senior Executive of all Incentive Compensation that was paid or vested based upon the achievement of financial results that were subsequently reduced due to a Restatement; (ii) cancellation of outstanding equity awards, including restricted share awards, restricted stock unit awards and stock options; (iii) payment by the Senior Executive of net proceeds resulting from the sale or other disposition of shares issued upon the exercise of stock options; (iv) payment by the Senior Executive of net proceeds resulting from the sale or other disposition of shares underlying any restricted share awards or restricted stock unit awards upon or following the vesting of such awards; (v) recoupment of any shares held by the Senior Executive issued upon or with respect to which the restrictions have lapsed upon the vesting of restricted share awards or restricted stock unit awards; and (vi) recoupment of any shares held by the Senior Executive issued upon the exercise of stock options.

VI.	ACKNOWLEDGEMENT BY SENIOR EXECUTIVES

Senior Executives shall acknowledge this Policy and agree to the terms and provisions of this Policy.

VII.	BINDING EFFECT OF DETERMINATIONS BY BOARD; DELEGATION

The Board may delegate to the Compensation Committee all determinations to be made and actions to be taken by the Board under this Policy.  Any determination made by the Board or the Compensation Committee under this Policy shall be final, binding and conclusive on all parties.

VIII.	LIMITATION ON PERIOD FOR RECOUPMENT

The Board may only seek recoupment under Sections IV and V of this Policy if either (i) the Restatement shall have occurred within 36 months of the publication of the audited financial statements that have been restated, or (ii) the Audit Committee of the Board shall have taken steps to consider a Restatement prior to the end of 36 months after the publication of the audited financial statements that are the subject of the Restatement and the Restatement occurs within 48 months of the publication of the audited financial statements that have been restated.

IX.	SOURCES OF RECOUPMENT

The Board may seek recoupment from the Senior Executives from any of the following sources:  prior incentive compensation payments; future payments of incentive compensation; cancellation of outstanding equity awards; future equity awards; and direct repayment.

X.	SEVERABILITY

If any provision of this Policy or the application of any such provision to any Senior Executive shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

XI.	NO IMPAIRMENT OF OTHER REMEDIES

This Policy does not preclude the Company from taking any other action to enforce a Senior Executive's obligations to the Company, including termination of employment or institution of civil or criminal proceedings.

This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company's Chief Executive Officer and Chief Financial Officer.

XII.	RECOUPMENT FOLLOWING TERMINATION OF EMPLOYMENT

In the event that following a Senior Executive’s termination of employment with the Company (i) the Senior Executive discloses confidential information of the Company, (ii) within two (2) years of such termination, the Senior Executive directly or indirectly competes with the Company (including through employment by any company which the Company has identified as a competitive company), or (iii) within two (2) years of such termination, the Senior Executive solicits any of the Company's customers or employees, the Board may take any one or more of the following actions, to the extent permitted by applicable law:  (a) cancel any outstanding equity awards, including restricted share awards, restricted stock unit awards and stock options; (b) recover any net proceeds resulting from the sale or other disposition of shares issued upon the exercise of stock options; (c) recover any net proceeds resulting from the sale or other disposition of shares underlying any restricted share awards or restricted stock unit awards upon or following the vesting of such awards; (d) recoup any shares held by the Senior Executive issued upon or with respect to which the restrictions have lapsed upon the vesting of restricted share awards or restricted stock unit awards; and (e) recoup any shares held by the Senior Executive issued upon the exercise of stock options, in the cases of clauses (b) through (e) with respect to stock options that were exercised during the period beginning two years before and ending two years after the Senior Executive’s termination of employment and with respect to restricted share or restricted stock unit awards that vested during the period beginning two years before and ending two years after the Senior Executive’s termination of employment.

XIII.	CHANGE IN CONTROL

In the event of a Change in Control, as defined in the Company's 2005 Omnibus Equity Plan (or any successor equity incentive plan), the Company's right to seek recoupment of Incentive Compensation or to take any of the other actions provided in Sections IV, V and XII of this Policy shall terminate, without prejudice to any rights that the Company otherwise may have under applicable law.